Exhibit 99.1


Argonaut Group Announces 2004 First Quarter Results;
Company's Diversified Revenue Stream Generates Record Earned Premiums

   SAN ANTONIO--(BUSINESS WIRE)--May 4, 2004--Argonaut Group, Inc. (Nasdaq:AGII) today announced financial results for the three months ended March 31, 2004.

   Highlights for the 2004 first quarter include the following:

   -- Earned premiums were a record $153.8 million and were up 23.9 percent over the same three-month period in 2003.

   --  Argonaut Group's GAAP combined ratio was 97.9 percent versus
        108.5 percent for the same three-month period in 2003.

   -- Book value on a fully diluted basis increased 4.6 percent to $18.46 per share at March 31, 2004 versus $17.65 per share at Dec. 31, 2003.

   Commenting on the Company's financial results, Argonaut Group President and Chief Executive Officer Mark E. Watson III stated, "Each of our four business segments during the first quarter delivered improved operating results from a year ago as we continued our focus on underwriting profitability. The integration of our renewal rights acquisitions is proceeding as expected as we continue to add distribution channels to our core business and build market positions."

   FINANCIAL RESULTS

   During the first quarter of 2004, Argonaut reported net income after tax of $18.3 million or $0.60 per diluted common share on 30.7 million shares, compared to 2003 first quarter net income after tax of $33.6 million or $1.55 per diluted share on 21.6 million shares. The first quarter of 2003 included a $34.2 million gain net of tax or $1.58 per share from sales of select real estate holdings.
   First quarter 2004 operating income, which the Company believes is another meaningful measure of Argonaut Group's performance, was $15.8 million versus operating income of $0.7 million for the same period in 2003. Operating income includes corporate, interest and other expenses, which during the first quarter of 2004 totaled $4.0 million versus $1.8 million for the first quarter of 2003. Operating income differs from net income under accounting principles generally accepted in the United States (GAAP) in that operating income excludes income tax expense and net realized investment gains. Operating income is a non-GAAP financial measure. Operating income for the quarter ended March 31, 2004 excludes net realized investment gains of $2.5 million and income tax expense of $0. Operating income for the quarter ended March 31, 2003 excludes net realized investment gains of $56.0 million and income tax expense of $23.1 million.
   Total revenue for the quarter was $171.0 million versus $193.6 million for the same period a year ago. Earned premium in the first three months of 2004 rose 23.9 percent to $153.8 million compared to $124.1 million during the 2003 first quarter. Total revenue includes realized gains on sales of investments, which were $2.5 million and $56.0 million for the first quarters of 2004 and 2003, respectively.
   For the three months ended March 31, 2004, the Company recorded no tax expense as the deferred tax valuation allowance was reduced to the extent tax expense was generated. Tax expense for the three months ended March 31, 2003 was $23.1 million. At March 31, 2004, the net deferred tax asset, after considering the valuation allowance of approximately $43.1 million, was $27.1 million. The Company expects it will ultimately realize the deferred tax asset in the future and regularly evaluates the deferred tax asset valuation allowance.
   Comprehensive income for the first quarter of 2004 was $25.1 million compared to $28.8 million for the same three-month period in 2003. First quarter 2003 comprehensive income was higher due primarily to higher net income in that period, which included a $34.2 million after-tax gain from sales of real estate assets.

   WESTERN MACARTHUR ASBESTOS LITIGATION CONCLUDED

   Final orders were entered confirming the Chapter 11 Plan of Reorganization (the "Plan") filed in U.S. Bankruptcy Court for the Northern District of California by MacArthur Company, Western MacArthur Company, and Western Asbestos Company (the "MacArthur Companies"). All pending settlements reached with insurers in litigation with the MacArthur Companies, including Argonaut Insurance Company, were confirmed, and all appeals and objections to previously issued orders have been withdrawn by agreement. Injunctions provided for in the Plan were also issued requiring all existing and future claims against the MacArthur Companies related to asbestos to be channeled solely to a trust established pursuant to Section 524(g) of the Bankruptcy Code.
   Argonaut Insurance Company contributed $29.8 million into the bankruptcy trust and received a release from the MacArthur Companies as to any and all existing or future asbestos-related claims, including any claims for extra-contractual relief, arising directly or indirectly out of any alleged coverage under the nine Argonaut Insurance Company polices at issue. In addition, claimants seeking funds from the trust will be required to execute release and indemnity agreements in favor of Argonaut Insurance Company as a condition to receiving payment. Based on information currently available to the Company, management's best estimate of Argonaut Insurance Company's asbestos and environmental reserves remains unchanged following the settlement.

   SEGMENT RESULTS

   Excess & Surplus Lines (E&S) - For the first quarter of 2004, gross written premiums for the E&S segment increased 18 percent to $99.8 million, generating operating income of $11.9 million, compared to gross written premiums of $84.6 million and operating income of $7.9 million for the same period in 2003. The GAAP combined ratio for the first quarter of 2004 was 90.3 percent versus 92.6 percent for the same period in 2003.
   Risk Management - For the first quarter of 2004, gross written premiums for the Risk Management segment were $43.1 million, generating operating income of $4.3 million, compared to gross written premiums of $43.6 million and an operating loss of $8.0 million for the same period in 2003. The GAAP combined ratio for the first quarter of 2004 was 107.8 percent versus 153.6 percent for the same period in 2003.
   Specialty Commercial Lines - For the first quarter of 2004, gross written premiums for the Specialty Commercial segment increased 19 percent to $41.1 million, generating operating income of $2.7 million, compared to gross written premiums of $34.4 million and operating income of $2.3 million for the same period in 2003. The GAAP combined ratio for the first quarter of 2004 was 99.6 percent, which includes approximately $850,000 in start-up expenses associated with the Grocers renewal rights acquisition, versus 99.5 percent for the same period in 2003.
   Public Entity - For the first quarter of 2004, gross written premiums for the Public Entity segment were $16.1 million, generating operating income of $0.9 million, compared to gross written premiums of $11.3 million and operating income of $0.3 million for the same period in 2003. The GAAP combined ratio for the first quarter of 2004 was 96.0 percent versus 98.8 percent for the same period in 2003.

   FORWARD-LOOKING STATEMENTS DISCLOSURE

   This news release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation and regulations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company's public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

   ABOUT ARGONAUT GROUP, INC.

   Headquartered in San Antonio, Texas, Argonaut Group, Inc. (Nasdaq:AGII) is a national underwriter of specialty insurance products in niche areas of the property & casualty market. Argonaut Group's assets totaled approximately $2.8 billion at March 31, 2004. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Insurance Company, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central Insurance Company and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus Lines, Risk Management, Specialty Commercial and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.


                         ARGONAUT GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
               (in millions, except per share amounts)

                                           March 31,     December 31,
                                              2004           2003
                                           -----------    -----------
                                          (unaudited)
                 Assets
Total investments                         $   1,648.7    $   1,553.2
Cash and cash equivalents                        33.8           75.6
Accrued investment income                        12.8           14.6
Receivables                                     786.9          781.1
Goodwill                                        105.7          105.7
Other assets                                    236.4          236.3
                                           -----------    -----------
              Total assets                $   2,824.3    $   2,766.5
                                           ===========    ===========

  Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment
 expenses                                 $   1,502.5    $   1,480.8
Unearned premiums                               349.4          353.3
Other liabilities                               408.3          393.2
                                           -----------    -----------
           Total liabilities                  2,260.2        2,227.3

Total shareholders' equity                      564.1          539.2
                                           -----------    -----------
  Total liabilities and shareholders'
   equity                                 $   2,824.3    $   2,766.5
                                           ===========    ===========

Book value per common share - basic       $     20.44    $     19.54
                                           ===========    ===========
Book value per common share - diluted(a)  $     18.46    $     17.65
                                           ===========    ===========

(a) Book value per common share - diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis.


                         ARGONAUT GROUP, INC.
                         FINANCIAL HIGHLIGHTS
                             ALL SEGMENTS
          (in millions, except share and per share amounts)

                                               Three Months Ended
                                                    March 31,
                                            -------------------------
                                               2004          2003
                                            (unaudited)   (unaudited)

Gross Written Premiums                    $      200.1  $      173.9
Net Written Premiums                      $      145.2  $      130.9

Earned Premiums                                  153.8         124.1
Net Investment Income                             14.7          13.5
Gains on Sales of Investments                      2.5          56.0
                                            -----------   -----------
  Total Revenue                                  171.0         193.6

Losses and Loss Adjustment Expenses               96.0          87.3
Underwriting, Acquisition and Insurance
 Expense                                          54.6          47.4
Interest Expense                                   2.1           2.2
                                            -----------   -----------
  Total Expenses                                 152.7         136.9

Income Before Tax                                 18.3          56.7
Income Tax Provision                               6.0          23.1
Change in Deferred Tax Valuation
 Allowance                                        (6.0)            -
                                            -----------   -----------
   Net Income                             $       18.3  $       33.6
                                            ===========   ===========

Net Income:
  From Operations                         $       15.8  $        0.7
  From Sale of Investments                         2.5          56.0
                                            -----------   -----------
Income Before Taxes                               18.3          56.7
   Income Tax Provision                              -          23.1
                                            -----------   -----------
Total Net Income:                         $       18.3  $       33.6
                                            ===========   ===========

Net Income per Common  Share (Basic):     $       0.64  $       1.55
                                            ===========   ===========

Net Income per Common Share (Diluted):    $       0.60  $       1.55
                                            ===========   ===========

Weighted Average Common Shares (000's):
   Basic                                      27,596.6      21,603.5
                                            ===========   ===========
   Diluted                                    30,718.6      21,636.3
                                            ===========   ===========


                         ARGONAUT GROUP, INC.
                             SEGMENT DATA
                            (in millions)

                                             Three Months Ended
                                                  March 31,
                                       -------------------------------
                                           2004              2003
                                        (unaudited)       (unaudited)
Excess & Surplus Lines
----------------------
 Gross Written Premiums                $      99.8       $      84.6
 Net Written Premiums                  $      71.2       $      74.7
 Earned Premiums                              74.1              62.0

 Underwriting Income                           7.2               4.5
 Net Investment Income                         4.7               3.4
                                       -------------     -------------
 Operating Income Before Taxes         $      11.9       $       7.9
                                       =============     =============

 GAAP Combined Ratio                          90.3 %            92.6 %
                                       -------------     -------------

Risk Management
---------------
 Gross Written Premiums                $      43.1       $      43.6
 Net Written Premiums                  $      26.5       $      19.9
 Earned Premiums                              34.3              28.5

 Underwriting Loss                            (2.7)            (15.3)
 Net Investment Income                         7.0               7.3
                                       -------------     -------------
 Operating Income (Loss) Before
  Taxes                                $       4.3       $      (8.0)
                                       =============     =============

 GAAP Combined Ratio                         107.8 %           153.6 %
                                       -------------     -------------

Specialty Commercial
--------------------
 Gross Written Premiums                $      41.1       $      34.4
 Net Written Premiums                  $      35.0       $      29.7
 Earned Premiums                              31.8              28.1

 Underwriting Income                           0.1               0.1
 Net Investment Income                         2.6               2.2
                                       -------------     -------------
 Operating Income Before Taxes         $       2.7       $       2.3
                                       =============     =============

 GAAP Combined Ratio                          99.6 %            99.5 %
                                       -------------     -------------

Public Entity
-------------
 Gross Written Premiums                $      16.1       $      11.3
 Net Written Premiums                  $      12.5       $       6.6
 Earned Premiums                              13.6               5.5

 Underwriting Income                           0.6               0.1
 Net Investment Income                         0.3               0.2
                                       -------------     -------------
 Operating Income Before Taxes         $       0.9       $       0.3
                                       =============     =============

 GAAP Combined Ratio                          96.0 %            98.8 %
                                       -------------     -------------


    CONTACT: Argonaut Group, Inc., San Antonio
             Mark Haushill, 210-321-8400